PULASKI FINANCIAL REPORTS INCREASED EARNINGS
FOR FIRST FISCAL QUARTER

•
Net income totaled $1.3 million, or $0.07 diluted EPS after preferred dividends, for the first fiscal quarter of 2010 up from $723,000, or $0.02 diluted EPS after preferred dividends, for the linked quarter and $566,000, or $0.06 diluted EPS, for the prior-year quarter

•
Bank maintained “well-capitalized” regulatory status, with an estimated Tier 1 leverage capital ratio and an estimated total risk-based capital ratio of 9.11% and 12.11%, respectively, at December 31, 2009

•	Net interest income increased 5% over the linked quarter and 27% over the prior-year quarter on growth in average loans held for sale and core deposits, and improvement in net interest margin

•	Net interest margin increased 8 basis points over the linked quarter and 46 basis points over the prior-year quarter

•	Core deposits increased 6% during the quarter on growth in checking account balances while total deposits decreased 3% due to a decrease in brokered deposits

•	Mortgage revenues up 13% over the linked quarter and 74% over the prior-year quarter on strong loan originations and sales driven by significant refinance activity and increased purchase activity

•	Provision for loan losses totaled $6.1 million for the quarter versus net charge-offs of $3.7 million, resulting in an increase in the ratio of allowance to total loans to 2.00% at December 31, 2009

ST. LOUIS, January 20, 2010 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today announced net income for the quarter ended December 31, 2009 of $1.3 million, or $0.07 per diluted common share, compared with net income of $723,000, or $0.02 per diluted common share, for the quarter ended September 30, 2009 and net income of $566,000, or $0.06 per diluted common share, for the December 2008 quarter.  Reducing income available to common shares were dividends on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $514,000, or $0.05 per diluted common share, in each of the quarters ended December 31, 2009 and September 30, 2009.

Gary Douglass, President and Chief Executive Officer commented, “As we anticipated and have previously discussed, and was true at most other banks, our credit costs during the quarter remained elevated.  However, the Company’s underlying earnings power allowed us to report earnings in these difficult times when many other institutions were reporting significant losses.  We once again saw improvement in our net interest margin in this quarter as the result of our disciplined approach to pricing new and renewing commercial loans as well as our deposit products.  We continued to grow our core deposits and captured a significant share of the mortgage refinance and purchase activity by capitalizing on our leadership position in our market areas.  We remained ‘well capitalized’, with an estimated risk-based capital ratio at December 31, 2009 of 12.11%, and increased our loss reserves as we continued to closely monitor the credit quality of our loan portfolio and work through the credit cycle.”

Net Interest Income Increased on Improved Net Interest Margin and Growth in Average Loans Held for Sale and Core Deposits

Net interest income rose $496,000, or 5%, to $11.5 million for the first quarter of fiscal 2010 compared with $11.0 million for the quarter ended September 30, 2009 and rose $2.4 million, or 27%, compared with $9.1 million for the same period a year ago.  The increases were driven by growth in the average balances of loans held for sale combined with lower costs of deposits and wholesale funding sources.

The Company was able to capture a large share of the residential mortgage refinance and purchase activity resulting from low market interest rates, producing a higher average balance of loans held for sale in the December 2009 quarter compared with the linked and prior-year quarters.  The Company sells such loans in the secondary market, but earns interest income on the balances during the short time they are held pending delivery to investors.

The net interest margin was 3.42% for the three months ended December 31, 2009 compared with 3.34% for the quarter ended September 30, 2009 and 2.96% for the December 2008 quarter.  The net interest margin benefited from a market-driven decline in the cost of deposits and wholesale borrowings, an increase in core deposits, a decrease in brokered deposits and an increase in the average balance of loans held for sale, which was funded with low-cost, short-term borrowings.

Core deposits, which include checking, money market and passbook accounts, provide a stable funding source for the Company’s asset growth and produce valuable fee income.  Their growth continued to be one of the Company’s primary strategic objectives, resulting in an increase of 6%, or $41.4 million, from September 30, 2009 to $690.7 million at December 31, 2009.  Checking accounts increased $55.5 million, or 15%, during the quarter, primarily as the result of growth in deposits from public entities and retail customers, and movement of maturing CDARs time deposits into checking accounts.  Total deposits decreased $36.0 million, or 3%, during the quarter as the result of a $45.0 million decrease in brokered deposits.

Growth in Mortgage Revenues Bolstered Non-Interest Income

Non-interest income rose 8% to $4.4 million for the quarter ended December 31, 2009 compared with $4.1 million for the quarter ended September 30, 2009 and rose 31% compared with $3.4 million for the December 2008 quarter.  The increase in non-interest income was primarily the result of increased mortgage revenues, which rose to $2.7 million on loan sales of $414 million for the quarter ended December 31, 2009 compared with $2.4 million on loan sales of $471 million for the quarter ended September 30, 2009, and $1.5 million on loan sales of $241 million for the December 2008 quarter.  The Company experienced an increase in the net profit margin on loans sold to 0.65% for the quarter ended December 31, 2009 compared with 0.51% for the quarter ended September 30, 2009 and 0.64% for the December 2008 quarter mainly as the result of a shift in the mix of the type of loans originated for sale into loans used to fund home purchases, which generally produce higher profit margins than loans made to refinance existing mortgages.  Loans originated for sale during the quarter exceeded loans sold, resulting in a $42.1 million, or 39%, increase in loans held for sale to $151.2 million at December 31, 2009.  Loans originated for sale totaled $472 million for the quarter ended December 31, 2009 compared with $405 million for the quarter ended September 30, 2009, and $280 million for the December 2008 quarter.

Douglass noted, “Our mortgage division continued to be successful in generating high loan origination volume and sales resulting in yet another quarter of strong mortgage revenues.  Over half of the loan origination volume for the quarter came from home purchase activity reflecting our leadership position in our markets.  In addition, the increased level of loans held for sale at December 31, 2009 will benefit our second fiscal quarter of 2010 when they are delivered to our investors.”

Non-interest Expense

Total non-interest expense increased to $8.2 million for the quarter ended December 31, 2009 compared with $8.1 million for the linked quarter and $6.9 million for the prior-year quarter.  Compensation expense was $3.9 million for the quarter ended December 31, 2009 compared with $3.7 million for the linked quarter and $3.3 million for the prior-year quarter.  The Company also saw an increase in FDIC deposit premium expense in the September and December 2009 quarters as the result of higher average deposit balances and an industry-wide increase in FDIC insurance rates.

Asset Quality

Non-performing assets increased to $79.0 million at December 31, 2009 from $67.8 million at September 30, 2009.  The increase was primarily the result of a $10.0 million increase in troubled debt restructurings and a $7.3 million increase in real estate acquired through foreclosure, partially offset by a $5.9 million decrease in non-accrual loans.

The increase in troubled debt restructurings was primarily due to management’s continued efforts to proactively modify loan repayment terms with residential borrowers who are experiencing financial difficulties in the current economic climate with the belief that these actions would maximize the bank’s ultimate recoveries on these loans.  The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans.  Many of these borrowers were current at the time of their modifications and showed strong intent and ability to repay their obligations under the modified terms.  During the quarter ended December 31, 2009, the company restructured approximately $9.7 million of loans to troubled residential borrowers and returned approximately $1.7 million of previously restructured residential loans to performing status as the result of the borrowers’ favorable performance history since restructuring.  At December 31, 2009, $31.4 million, or 70% of total restructured loans, related to residential borrowers compared with $25.2 million, or 72% of total restructured loans, at September 30, 2009.  At December 31, 2009, 83% of these residential borrowers were performing as agreed under the modified terms of the loans compared with 85% at September 30, 2009.

Douglass commented, “We remain optimistic that our efforts to work with many of our troubled borrowers who demonstrate the ability and intent to repay their obligations under the modified loan terms will help them manage through this difficult economic period and will maximize the bank’s ultimate recoveries on these loans.  We began our efforts to work with these residential borrowers in earnest during the last half of calendar year 2008, and we continue to prudently underwrite each request we receive for restructuring by carefully considering each borrower’s individual circumstances.”

Also contributing to the increase in troubled debt restructurings and the decrease in non-accrual loans was the restructuring of a commercial relationship secured by a high-rise, residential condominium development in the St. Louis metropolitan area.  The loan was restructured during the December 2009 quarter because of the borrower’s weakened financial condition.  The terms of the restructuring primarily included an extension of the maturity date of the loan.  The balance of the loan at September 30, 2009 was $5.4 million, which was included in non-accrual loans.  At December 31, 2009, the balance of the loan was paid down to $4.5 million and was included in troubled debt restructurings on a non-accrual basis.  Troubled debt restructurings also included a commercial loan restructured during December 2008 with a principal balance of $7.5 million and $7.8 million at December 31, 2009 and September 30, 2009, respectively, which became past due under its restructured terms during the quarter ended September 30, 2009.  At December 31, 2009, $13.6 million of troubled debt restructurings were related to commercial borrowers compared with $9.7 million at September 30, 2009.

The provision for loan losses for the three months ended December 31, 2009 was $6.1 million compared with $6.5 million for the quarter ended September 30, 2009 and $4.7 million for the December 2008 quarter.  The increased provision over the prior-year quarter was due to increased charge-offs and the increase in the level of non-performing loans, reflecting the impact of the adverse economic climate on the Company’s borrowers.  The ratio of the allowance for loan losses to total loans increased to 2.00% at December 31, 2009 compared with 1.79% at September 30, 2009.  The ratio of the allowance for loan losses to non-performing loans increased to 36.2% at December 31, 2009 compared with 34.7% at September 30, 2009.  Management believes this coverage ratio is appropriate based on the mix of non-performing loans, specifically the large number of troubled debt restructurings that were performing under their restructured terms.  Excluding restructured loans that were performing under their restructured terms and the related allowance for loan losses, the ratio of the allowance for loan losses to the remaining non-performing loans increased to 70.5% at December 31, 2009 compared with 55.9% at September 30, 2009.

Net charge-offs for the quarter ended December 31, 2009 totaled $3.7 million, or 1.30% of average loans on an annualized basis, compared with $6.7 million, or 2.29% of average loans on an annualized basis, for the quarter ended September 30, 2009 and $1.8 million, or 0.64% of average loans on an annualized basis, for the December 2008 quarter.  Net charge-offs in the December 2009 quarter included $1.8 million of charge-offs on commercial loans (primarily related to the foreclosure on one commercial loan, which is discussed below), $1.1 million of charge-offs on first and second mortgage residential loans and $722,000 of charge-offs on home equity lines of credit.

Real estate acquired in settlement of loans was $15.7 million at December 31, 2009 compared with $8.5 million at September 30, 2009.  During the December 2009 quarter, the Company foreclosed on a commercial loan secured by a retail strip shopping center in the St. Louis metropolitan area resulting in a $1.4 million charge-off and a $7.2 million increase in real estate acquired in settlement of loans.  Real estate foreclosure losses and expense was $436,000 for the quarter ended December 31, 2009 compared with $253,000 for the quarter ended September 30, 2009 and $342,000 for the same quarter last year. Real estate foreclosure losses and expense includes realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure, and expenses incurred in connection with maintaining the properties until they are sold.

Outlook

Douglass commented, “Despite some signs of economic recovery, the banking industry will likely endure another challenging year in 2010.  We have no higher priority in 2010 than controlling and reducing our level of non-performing assets and reducing credit-related costs.  With that in mind, we expect a continuation of elevated credit provisions in fiscal 2010 as the economy slowly recovers.”

Douglass continued, “In addition to managing asset quality, we will continue our focus on the execution of our community banking strategy and positioning the company to assure we are in a position to recognize the economic benefits of a post-recovery period.  As a result of our continued prudent and selective loan underwriting practices, we expect balance sheet growth in fiscal 2010 to be measured.  We also expect our net interest margin to continue expanding modestly during the remainder of fiscal 2010.  We will remain focused on core deposit growth as a means to build the value of our franchise.  We expect our market-leading mortgage operation to continue generating strong levels of loan originations, sales and revenues, but at amounts that will likely be lower than the record-setting 2009 levels.”

Douglass concluded, “We are ‘well capitalized’ with ample liquidity.  We have a focused and proactive approach to credit issues.  Our pre-provision earnings trends bode well for strong earnings growth once credit provisions ‘normalize’.  And finally, we believe we are creating meaningful franchise value through the execution of our community banking strategy.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss first quarter results and other developments tomorrow, January 21, during a conference call beginning at 11 a.m. EST (10 a.m. CST).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through February 4, 2010 at 800-642-1687 or 706-645-9291, conference ID 49919462.

About Pulaski Financial

Pulaski Financial Corp., operating in its 88th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through five loan production offices in the St. Louis and Kansas City metropolitan areas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2009 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 878-2210 Ext. 3827

Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
Interest income	$16,841	$16,859	$16,835
Interest expense	5,312	5,826	7,721

Net interest income	11,529	11,033	9,114
Provision for loan losses	6,074	6,521	4,692

Net interest income after provision for loan losses	5,455	4,512	4,422

Retail banking fees	932	1,011	967
Mortgage revenues	2,701	2,384	1,550
Investment brokerage revenues	424	332	261
Gain on sale of securities	-	59	243
Other	387	332	360
Total non-interest income	4,444	4,118	3,381

Compensation expense	3,897	3,715	3,342
Occupancy, equipment and data processing expense	2,005	2,103	1,880
Advertising	147	307	286
Professional services	517	484	261
Real estate foreclosure losses and expenses, net	436	253	342
FDIC deposit insurance premiums	492	482	199
Other	689	768	630
Total non-interest expense	8,183	8,112	6,940

Income before income taxes	1,716	518	863
Income tax expense (benefit)	466	(205)	297
Net income after tax	1,250	723	566
Preferred stock dividends	514	514	-
Earnings available for common shares	$736	$209	$566

Annualized Performance Ratios
Return on average assets	0.35%	0.20%	0.17%
Return on average common equity	3.32%	0.94%	2.66%
Interest rate spread	3.20%	3.13%	2.72%
Net interest margin	3.42%	3.34%	2.96%

SHARE DATA
Weighted average shares outstanding - basic	10,274,066	10,246,356	10,114,506
Weighted average shares outstanding - diluted	10,483,880	10,550,782	10,274,626
Basic earnings per common share	$0.07	$0.02	$0.06
Diluted earnings per common share	$0.07	$0.02	$0.06
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	December 31,	Septemer 30,
	2009	2009
Total assets	$1,434,083	$1,406,426
Loans receivable, net	1,126,375	1,132,095
Allowance for loan losses	22,923	20,579
Loans held for sale, net	151,195	109,130
Investment securities (includes equity securities)	5,587	2,586
FHLB stock	7,454	11,650
Mortgage-backed & related securities	27,036	28,165
Cash and cash equivalents	18,727	37,451
Deposits	1,155,580	1,191,629
Federal Reserve borrowings	4,700	-
FHLB advances	123,800	61,000
Subordinated debentures	19,589	19,589
Stockholders' equity - preferred	30,763	30,655
Stockholders' equity - common	86,408	86,306
Book value per common share	$8.26	$8.31

	December 31,	Septemer 30,
	2009	2009
LOANS RECEIVABLE
Real estate mortgage:
Residential first mortgages	$253,243	$248,799
Residential second mortgages	69,787	72,083
Home equity lines of credit	222,173	227,142
Multi-family residential	43,263	44,463
Commercial real estate	264,643	231,270
Land acquisition and development	81,137	80,259
Total real estate mortgage	934,246	904,016

Real estate construction and development:
One to four family residential	14,040	19,664
Multi-family residential	5,921	6,864
Commercial real estate	30,206	59,430
Total real estate construction and development	50,167	85,958

Commercial & industrial loans	157,240	154,973
Consumer and installment	3,912	4,171
	1,145,565	1,149,118
Add (less):
Deferred loan costs	4,208	4,369
Loans in process	(475)	(813)
Allowance for loan losses	(22,923)	(20,579)
	(19,190)	(17,023)
Total	$1,126,375	$1,132,095

Weighted average rate at end of period	5.39%	5.33%

	December 31, 2009		September 30, 2009
		Weighted		Weighted
		Average		Average
		Interest		Interest
	Balance	Rate	Balance	Rate
DEPOSITS
Demand Deposit Accounts:
Non-interest-bearing checking	$98,534	0.00%	$103,397	0.00%
Interest-bearing checking	323,354	1.24%	263,020	1.25%
Passbook savings accounts	28,542	0.26%	28,875	0.24%
Money market	240,298	0.65%	253,996	0.76%
Total demand deposit accounts	690,728	0.82%	649,288	0.81%

Certificates of Deposit:
Retail	346,688	2.55%	348,622	2.63%
CDARS	79,686	1.18%	110,241	1.54%
Brokered	38,478	2.86%	83,478	2.67%
Total certificates of deposit	464,852	2.34%	542,341	2.42%
Total deposits	$1,155,580	1.43%	$1,191,629	1.54%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

	(In thousands)

	December 31,	September 30,
	2009	2009
NONPERFORMING ASSETS
Non-accrual loans:
Residential real estate first mortgages	$6,716	$7,093
Residential real estate second mortgages	1,172	629
Home equity	3,608	3,086
Commercial and multi-family	1,886	2,595
Land acquisition and development	1,315	2,193
Real estate-construction and development	1,760	7,455
Commercial and industrial	1,503	703
Consumer and other	149	220
Total non-accrual loans	18,109	23,974

Accruing loans past due 90 days or more:
Residential real estate first mortgages	-	1
Residential real estate second mortgages	-	27
Home equity	96	43
Land acquisition and development	-	316
Real estate-construction and development	76	-
Consumer and other	21	-
Total accruing loans past due 90 days or more	193	387

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	21,884	17,785
Residential real estate second mortgages	1,812	2,062
Home equity	2,199	1,695
Commercial and multi-family	165	-
Land acquisition and development	107	107
Real estate-construction and development	4,469	100
Commercial and industrial	158	787
Consumer and other	90	93
Total current restructured loans	30,884	22,629
Past due geater than 30 days under restructured terms:
Residential real estate first mortgages	4,007	2,788
Residential real estate second mortgages	1,275	746
Home equity	176	150
Commercial and multi-family	7,500	7,831
Land acquisition and development	57	57
Real estate-construction and development	100	-
Commercial and industrial	1,019	777
Total past due restructured loans	14,134	12,349
Total restructured loans	45,018	34,978
Total non-performing loans	63,320	59,339
Real estate acquired in settlement of loans:
Residential real estate	3,406	3,386
Commercial real estate	12,312	5,068
Total real estate acquired in settlement of loans	15,718	8,454
Other nonperforming assets	3	-
Total non-performing assets	$79,041	$67,793

(1)
Troubled debt restructured includes non-accrual loans totaling $36.8 million and $27.7 million at December 31, 2009 and September 30, 2009, respectively. These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months
	Ended December 31,
	2009	2008
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$20,579	$12,762
Provision charged to expense	6,074	4,692
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(930)	(1,028)
Residential real estate second mortgages	(185)	(255)
Home equity	(722)	(451)
Commercial and multi-family	5	14
Land acquisition & development	(327)	-
Real estate-construction and development	(1,436)	(8)
Commercial and industrial	(63)	(24)
Consumer and other	(72)	(38)
Total loans charged off, net	(3,730)	(1,790)
Allowance for loan losses, end of period	$22,923	$15,664

	December 31,	September 30,
	2009	2009
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans	5.53%	5.16%
Nonperforming loans excluding current troubled debt restructurings as a percent of total loans	2.83%	3.19%
Nonperforming assets as a percent of total assets	5.51%	4.82%
Nonperforming assets excluding current troubled debt restructurings as a percent of total assets	3.36%	3.21%
Allowance for loan losses as a percent of total loans	2.00%	1.79%
Allowance for loan losses as a percent of nonperforming loans	36.20%	34.68%
Allowance for loan losses as a percent of nonperforming loans excluding current troubled debt restructurings and related allowance for loan losses	70.48%	55.94%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	December 31, 2009			December 31, 2008
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,148,807	$14,859	5.17%	$1,121,838	$15,685	5.59%
Loans available for sale	134,745	1,620	4.81%	50,739	666	5.25%
Other interest-earning assets	64,192	362	2.26%	60,361	484	3.21%
Total interest-earning assets	1,347,744	16,841	5.00%	1,232,938	16,835	5.46%
Noninterest-earning assets	65,944			80,320
Total assets	$1,413,688			$1,313,258

Interest-bearing liabilities:
Deposits	$1,061,314	$4,627	1.74%	$872,969	$6,123	2.81%
Borrowed money	118,922	685	2.30%	254,592	1,599	2.51%
Total interest-bearing liabilities	1,180,236	5,312	1.80%	1,127,561	7,722	2.74%
Noninterest-bearing deposits	97,538			87,028
Noninterest-bearing liabilities	16,450			13,520
Stockholders' equity	119,464			85,149
Total liabilities and stockholders' equity	$1,413,688			$1,313,258
Net interest income		$11,529			$9,113
Interest rate spread			3.20%			2.72%
Net interest margin			3.42%			2.96%

# # #